Exhibit 3.1(ii)

AMENDMENT

TO THE

AMENDED AND RESTATED BYLAWS

OF HOUSTON AMERICAN ENERGY CORP.

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The Amended and Restated Bylaws of Houston American Energy Corp. (the “Bylaws”) shall be amended in part as follows:

FIRST: Article III, Section 3.1 of the Bylaws is hereby amended and restated in its entirety as follows:

“3.1 General. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Board of Directors. In addition to the power and authorities by these Bylaws expressly conferred upon them, the Board of Directors any exercise all such powers of the Company and do all such lawful acts and things as are not by law or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders.”

SECOND: Article III, Section 3.8 of the Bylaws is hereby amended and restated in its entirety as follows:

“3.8 Vacancies. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, and except as provided in the Certificate of Incorporation, vacancies resulting from death, resignation or removal, and newly created directorships resulting from any increase in the authorized number of directors, shall be filled by the affirmative vote of a majority of the remaining directors then in office, though less than a quorum of the Board of Directors, and directors so chosen shall hold office for the remainder of the full term in which the vacancy occurred or the new directorship was created and until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of authorized directors shall shorten the term of any incumbent director.”

The remainder of the Bylaws shall remain as is and in full force and effect. The undersigned hereby certifies that the foregoing amendments to the Bylaws were adopted and approved by the board of directors of Houston American Energy Corp. by unanimous written consent.

Adopted and effective as of 5:00 P.M. New York Time on October 9, 2025.

/s/ Edward Gillespie
Name:	Edward Gillespie
Title:	Chief Executive Officer